EXHIBIT B

FORM OF OFFER TO REPURCHASE

BLACKROCK MULTI-STRATEGY HEDGE ADVANTAGE
55 East 52nd Street
New York, New York 10055
1-877-GPC-ROCK

OFFER TO REPURCHASE UP TO 15% OF OUTSTANDING
BLACKROCK MULTI-STRATEGY HEDGE ADVANTAGE SHARES AT NET ASSET VALUE
DATED MARCH 21, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK TIME, ON APRIL 25, 2007, UNLESS SUCH OFFER IS EXTENDED

To the Shareholders of
BlackRock Multi-Strategy Hedge Advantage:

        BlackRock Multi-Strategy Hedge Advantage, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), offers shares of beneficial interest (“Shares”). The Fund is offering to repurchase for cash, securities or cash and securities on the terms and conditions set out in this Offer to Repurchase and the related Notice of Intent to Tender (which together constitute the “Offer”) up to 15% of its outstanding Shares at their unaudited net asset value per Share as of June 29, 2007 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer actually expires. The Offer will remain open until 12:00 midnight, New York time, on June 29, 2007, unless the Offer is extended. (As used in this Offer, the term “Shares” refers to the beneficial interests in the Fund.) If the Fund elects to extend the tender period for the purpose of determining the repurchase price for tendered Shares, net asset value will be determined as of the close of business on the last business day of the second month following the month in which the Offer actually expires. This Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Declaration of Trust dated May 25, 2005 (the “Declaration of Trust”).

        Shareholders should realize that the value of the Shares tendered in this Offer likely will change between January 31, 2007 (the last date for which net asset values were calculated) and June 29, 2007, the date for which the value of the Shares tendered to the Fund will be determined for purposes of calculating the repurchase price of such Shares, assuming the Offer is not extended. Shareholders tendering all of their Shares should also note that they will remain Shareholders of the Fund, with respect to the Shares tendered and accepted for repurchase by the Fund, if any, until the Fund’s issuance of a non-interest bearing, non-transferable promissory note (as described below) representing payment for all of the Shareholder’s Shares for repurchase. Any tendering Shareholders that wish to obtain the estimated net asset value for their Shares should contact the Fund at 1-877-GPC-ROCK, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. IMPORTANT NOTE: Any estimated net asset value provided by the Fund or its authorized agents will be based on information supplied by third parties and is provided to Shareholders for convenience only and not pursuant to any obligation on the part of the Fund. Neither the Fund nor its agents can give any assurances as to the accuracy of such information, nor can either give any assurance that the next regularly computed, unaudited monthly net asset value will not differ (sometimes significantly) from such estimated net asset value. Moreover, estimated information cannot be read as superseding any regularly computed, unaudited monthly net asset value.

        Shareholders desiring to tender all or some of their Shares in accordance with the terms of the Offer should complete, sign and mail (via certified mail return receipt requested), fax or otherwise deliver the attached Notice of Intent to Tender to their financial advisor in the manner set out below.

IMPORTANT

        NEITHER THE FUND, ITS ADVISER NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF SHARES TO TENDER.

        BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER A SHAREHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE NOTICE OF INTENT TO TENDER. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

        BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR REPURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR REPURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS (INCLUDING AFFILIATES OF THE ADVISER) SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund.

BlackRock Multi-Strategy Hedge Advantage
55 East 52nd Street
New York, New York 10055
Phone: 1-877-GPC-ROCK

        You may also direct questions or requests for assistance to your financial advisor.

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TABLE OF CONTENTS

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1.	Summary Term Sheet

        This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully the entire Offer and the related Notice of Intent to Tender. Section references are to this Offer.

•	The Fund (referred to as “we” or the “Fund” in this Summary Term Sheet) is offering to repurchase up to 15% of its outstanding Shares. We will repurchase your Shares at their unaudited net asset value per Share (that is, the value of the Fund’s assets minus its liabilities, divided by the number of Shares outstanding) determined as of the Valuation Date (as defined below). This Offer will remain open until 12:00 midnight, New York time, on April 25, 2007 unless the Offer is extended. All determinations as to the receipt of notices from Shareholders relating to the tender of Shares, including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Fund or its designated agents, and any such determination will be final. Net asset value will be calculated for this purpose as of June 29, 2007 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer actually expires (the “Valuation Date”). Additionally, a tender of Shares may be withdrawn by a Shareholder at any time after May 15, 2007, assuming such Shares have not yet been accepted for repurchase by the Fund.
•	The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.
•	Subject to the limitations set out in the offer, you may tender your Shares up to an amount such that you hold Shares with a value of at least $25,000 (or any lower amount equal to your initial subscription amount net of the applicable sales load) after the repurchase of Shares. If you tender Shares and we repurchase those Shares, we will issue you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the unaudited net asset value of the Shares tendered, determined as of June 29, 2007 (or, if the Offer is extended, as of the relevant Valuation Date).
•	The Note will be held for you in an account with PFPC, Inc. (“PFPC”), the Fund’s administrator and agent designated for this purpose, and will entitle you to receive a payment in cash and/or securities (valued according to the Declaration of Trust) equal to the value of your Shares accepted for repurchase by the Fund to be paid to you as of the later of (1) 45 days after the Valuation Date, or (2) if the Fund has requested withdrawals of its capital from any investment funds in order to fund the repurchase of Shares, within 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from such investment funds. If you wish to receive a copy of your Note, you may call PFPC at 800-348-1824 to request that a copy be sent to you by mail.
•	If you tender only a portion of your Shares, you will be required to hold Shares with a value of at least $25,000 (or any lower amount equal to your initial subscription amount net of the applicable sales load) after the repurchase of Shares. In addition to those circumstances described in Section 8 in which the Fund is not required to accept tendered Shares, we reserve the right to repurchase less than the amount you tender if the repurchase would cause the value of your Shares to fall below the required minimum. See Section 4.
•	If we accept all or a portion of the Shares you tender, we will pay you the proceeds from one or more of the following sources: cash on hand or borrowed to finance repurchases, withdrawals of capital from the investment funds in which the Fund is invested, or portfolio securities held by the Fund. See Section 7.
•	Following this Summary Term Sheet is a formal notice of our Offer to repurchase your Shares. If you desire to tender Shares for repurchase, you must do so by 12:00 midnight, New York time, on April 25, 2007. Until that time, you have the right to alter your decision and withdraw any tenders of your Shares. Shares withdrawn prior to April 25, 2007 may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 6.
•	If you would like us to repurchase all or some of your Shares, you should complete, sign and mail (via certified mail return receipt requested), fax or otherwise deliver the Notice of Intent to Tender, enclosed with our Offer, to your financial advisor, so that it is received before 12:00 midnight, New York time, on April 25, 2007. If you choose to fax the Notice of Intent to Tender, you should mail the original Notice of Intent to Tender to your financial advisor promptly after you fax it (although the original does not have to be received before 12:00 midnight, New York time, on April 25, 2007) provided the faxed copy is received before 12:00 midnight, New

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York time, on April 25, 2007). See Section 5. The value of your Shares may change between January 31, 2007 (the last date for which net asset values were calculated) and June 29, 2007, the date for which the net asset value of your investment will be determined for purposes of calculating the repurchase price for your Shares, assuming the Offer is not extended. See Section 3.
•	As of January 31, 2007, the unaudited net asset value per Share was $1.0245. If you would like to obtain the estimated net asset value of your Shares, which we calculate from time to time based upon the information we receive from the managers of the investment funds in which the Fund is invested, you may contact the Fund at 1-877-GPC-ROCK, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. See Section 3.

2.	Background and Purpose of the Offer.

        The purpose of this Offer is to provide a measure of liquidity to the Shareholders who hold Shares contemplated by and in accordance with the procedures set out in the Fund’s most recent Prospectus (the “Prospectus”) and the Declaration of Trust. The Prospectus and the Declaration of Trust, which were provided to each Shareholder, provide that the board of trustees of the Fund (the “Board of Trustees”) has the discretion to determine whether the Fund will repurchase Shares from time to time from Shareholders pursuant to written tenders. The Prospectus also states that the Fund’s investment adviser, BlackRock Advisors, LLC (the “Adviser”), expects to recommend to the Board of Trustees that the Fund repurchase Shares from Shareholders quarterly each year on the last business day of March, June, September and December.

        Because there is no secondary trading market for Shares and transfers of Shares are prohibited without the prior approval of the Fund, the Board of Trustees has determined to cause the Fund to make this Offer, after consideration of various matters, including but not limited to certain of the factors set out in the Prospectus and the recommendation of the Adviser. The Adviser expects to recommend to the Board of Trustees that the Fund offer to repurchase Shares on a quarterly basis each year, but the Board of Trustees may determine not to accept such recommendations from time to time.

        The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders who do not tender their Shares. Shareholders who retain their Shares may be subject to increased risks that may result from the reduction in the Fund’s net assets resulting from payment for the Shares tendered. A reduction in net assets may result in Shareholders who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for Shares purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

        Shares that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue additional Shares from time to time in accordance with the Prospectus. The Fund currently expects that it will accept subscriptions for Shares as of the first business day of each calendar month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Trustees.

        The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Shares are actually repurchased. Also realize that although the Offer expires on April 25, 2007, you remain a Shareholder of the Fund with respect to the Shares you tendered that are accepted for repurchase by the Fund until the issuance of a Note representing payment for the Shares tendered.

3.	Offer to Repurchase and Price.

        The Offer is for up to 15% of the Fund’s outstanding Shares. The Fund will, on the terms and subject to the conditions of the Offer, repurchase Shares that are tendered by Shareholders by 12:00 midnight, New York time, on April 25, 2007 (the “Initial Repurchase Deadline”), and not withdrawn (as provided in Section 6 below), or such

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later date as corresponds to any extension of the Offer. The later of the Initial Repurchase Deadline or the latest time and date to which the Offer is extended is the “Repurchase Deadline.” The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The repurchase price of Shares tendered will be their unaudited net asset value per Share as of June 29, 2007 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer expires (such time and date, the “Valuation Date”), payable as set out in Section 7. As of the close of business on January 31, 2007, the unaudited net asset value of the Fund was $58,215,902 (with an unaudited net asset value per Share of $1.0245).

4.	Amount of Tender.

        Subject to the limitations set out below, Shareholders may tender their Shares up to an amount such that they hold Shares with a value of at least $25,000 (or any lower amount equal to a Shareholder’s initial subscription amount net of the applicable sales load) after the repurchase of Shares. If a Shareholder tenders an amount that would cause the value of its Shares in the Fund to fall below the required minimum, the Fund reserves the right to reduce the amount to be repurchased from such Shareholder so that the value of the Shareholder’s Shares is above the required minimum or to repurchase all of the Shareholder’s Shares in the Fund. The Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered.

        If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 15% of the Fund’s outstanding Shares (or such greater amount as the Fund may elect to repurchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, repurchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than 15% of the Fund’s outstanding Shares are duly tendered to the Fund prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) to the extent permissible under the Declaration of Trust and applicable law, extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to repurchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept a portion of the Shares tendered prior to or on the Repurchase Deadline for payment on a pro rata basis based on the aggregate unaudited net asset value of tendered Shares. The Offer may be extended, amended or canceled in various other circumstances as described in Section 8 below.

5.	Procedure for Tenders.

        Shareholders wishing to tender Shares pursuant to the Offer should mail, fax or otherwise deliver by April 25, 2007, a completed and executed Notice of Intent to Tender to their financial advisor. The completed and executed Notice of Intent to Tender must be received by a Shareholder’s financial advisor, either by mail or by fax, no later than 12:00 midnight, New York time, on April 25, 2007 (or, if the Offer is extended, no later than the Repurchase Deadline).

        The Fund recommends that all documents be submitted to a Shareholder’s financial advisor or BlackRock portfolio manager via certified mail, return receipt requested, or by facsimile transmission. A Shareholder choosing to fax a Notice of Intent to Tender must also send or deliver the original completed and executed Notice of Intent to Tender promptly thereafter. Shareholders wishing to confirm receipt of a Notice of Intent to Tender may contact their financial advisor. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares including, but not limited to, the failure of a Shareholder’s financial advisor to receive any Notice of Intent to Tender or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time

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as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	Withdrawal Rights.

        A tender of Shares may be withdrawn by a Shareholder at any time before 12:00 midnight, New York time, on April 25, 2007. Additionally, a tender of Shares may be withdrawn by a Shareholder at any time after May 15, 2007, assuming such Shares have not yet been accepted for repurchase by the Fund. To be effective, any notice of withdrawal must be timely received by a Shareholder’s financial advisor. A form to use to give notice of withdrawal of a tender is available upon request from your financial advisor or by calling the Fund at the telephone number set forth on page 4. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be tendered again prior to the relevant Repurchase Deadline by following the procedures described in Section 5.

7.	Purchases and Payment.

        For purposes of the Offer, the Fund will be deemed to have received and accepted (and thereby repurchased) Shares that are tendered when (if ever) it gives notice to the tendering Shareholder of its election to repurchase such Shares. As stated in Section 3 above, the repurchase price of Shares tendered by any Shareholder will be the unaudited net asset value per Share as of June 29, 2007, if the Offer expires on the Initial Repurchase Deadline, otherwise the unaudited net asset value per Share will be calculated as of the last business day of the second month following the month in which the Offer expires. The Fund will not pay interest on the repurchase price.

        For each Shareholder who tenders Shares that are accepted for repurchase, payment of the repurchase price will consist of a Note, a non-interest-bearing, non-transferable promissory note entitling the Shareholder to receive payment in an amount equal to the unaudited net asset value of such Shares, determined as of the Valuation Date, which is expected to be on June 29, 2007. Payment of this amount will be made to you as of the later of (1) 45 days after the Valuation Date, or (2) if the Fund has requested withdrawals of its capital from any investment funds in order to fund the repurchase of Shares, within 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn from such investment funds.

        Although the Fund has retained the option to pay all or a portion of the repurchase price by distributing securities, the repurchase price will be paid entirely in cash except in the unlikely event that the Fund determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Fund or on the Shareholders not tendering their Shares.

        The Note pursuant to which a tendering Shareholder will receive payment with respect to repurchased Shares will be held for the tendering Shareholder in an account created for the Shareholder with PFPC, the Fund’s administrator and agent designated for this purpose. Any subsequent payment on the Note will be made by crediting the Shareholder’s account with Merrill Lynch.

        The Fund will make payment for Shares it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand or borrowed to finance repurchases; (b) withdrawal of capital from the investment funds in which the Fund is invested; and/or (c) by the distribution of securities in kind, or partly in cash and partly in kind. The Fund, however, expects not to distribute securities in kind except in the unlikely event that making a cash payment would result in a material adverse effect on the Fund or on Shareholders not tendering Shares for repurchase.

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        Upon its acceptance of tendered Shares for purchase, the Fund will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that the Fund has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under any Note described above.

        Neither the Fund, the Adviser, nor the Board of Trustees has determined at this time to borrow funds to repurchase shares tendered in connection with the Offer. However, depending on the dollar amount of shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may seek to borrow money to fund all or a portion of the repurchase price for shares, subject to compliance with applicable law.

        The Adviser has entered into an agreement (the “Credit Agreement”) on behalf of each of the Fund and Multi-Strategy Hedge Opportunities LLC (the “Funds”) to establish a revolving line of credit with Citibank, N.A. (“Citibank”). Under the Credit Agreement, Citibank would provide advances to a Fund upon request on an uncommitted basis in an aggregate principal amount not to exceed $20,000,000. Each Fund would be permitted to borrow up to the lesser of (i) a contractual limit and (ii) the amount unused under the aggregate maximum amount under the Credit Agreement. The Credit Agreement provides the Funds with a source of cash for temporary purposes (within the meaning of the 1940 Act), including to pay for tendered Shares. Interest on loans taken under the Credit Agreement will be payable at an annual rate equal to, depending on the type of loan under the Credit Agreement, the (A) Base Rate — the higher of (x) the rate of interest announced publicly by Citibank in New York City from time to time as Citibank’s base rate, and (y) the Federal Funds Rate plus 0.5%, (B) Federal Funds Rate — the Federal Funds Rate plus 1.25%, or (C) Eurodollar Rate — 1.25% plus the rate at which U.S. dollar deposits are offered by Citibank’s principal office in London, England to prime banks in the London interbank market at approximately 11:00 a.m. (London time) two business days before the first day of such interest period in an amount substantially equal to the principal amount of the loan to be outstanding during the interest period and for a period comparable to such interest period. Because the advances under the Credit Agreement are on an uncommitted basis, there is no commitment fee. The Funds are not expected to incur any costs for having the line of credit available under the Credit Agreement until funds are borrowed.

        Although the Fund reserves the right to borrow under the Credit Agreement, payment by the Fund of amounts owed to Shareholders who tender their Shares in this repurchase offer is not contingent upon the availability of the Credit Agreement or any other financing option. It is possible that the Credit Agreement will not be available to the Fund at the time payment is owed to Shareholders.

        The Fund expects that the repayment of any amounts borrowed under the Credit Agreement will be financed from additional funds contributed to the Fund by existing or new Shareholders, withdrawal of the Fund’s capital from the investment funds in which it invests, or from proceeds of the sale of securities and portfolio assets held by the Fund.

8.	Certain Conditions of the Offer.

        The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. In the event that the Fund so elects to extend the tender period, for the purpose of determining the repurchase price for tendered Shares, the net asset value per Share will be determined as of the close of business on the last business day of the second month following the month in which the Offer expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to repurchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Shares. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify the Shareholders.

        The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with its stated investment objectives and policies in order to repurchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking

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moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, significant increase in armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or the Shareholders if Shares tendered pursuant to the Offer were repurchased; or (c) the Board of Trustees determines that it is not in the best interest of the Fund to repurchase Shares pursuant to the Offer.

9.	Certain Information About the Fund.

        The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company. It was organized as a Delaware statutory trust on April 22, 2005. Subscriptions for Shares of the Fund were first accepted for investment as of September 1, 2005. The principal office of the Fund is located at 55 East 52nd Street, New York, New York 10055 and the telephone number is 1-877-GPC-ROCK. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Declaration of Trust.

        Neither the Fund, the Adviser nor the Board of Trustees has any current plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares on the first business day of each calendar month and from time to time as described in Section 2 above), or the disposition of Shares (other than through periodic repurchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Trustees or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Trustees, or to fill any existing vacancy on the Board of Trustees or to change any material term of any employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Fund (other than as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the repurchase price for Shares acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of the Fund); (6) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the Declaration of Trust or other governing instruments or other actions that could impede the acquisition of control of the Fund.

        Based on January 31, 2007 net asset values, the following persons own Shares equal in value to the following amounts:

Person	Dollar Value of Shares	Approximate Percentage of the Fund’s Net Assets

Adviser*	$1,126,950	2.1%

David O. Beim**	$ 0	0%

James T. Flynn**	$ 0	0%

W. Carl Kester**	$ 0	0%

Karen P. Robards**	$ 0	0%

Robert C. Doll, Jr.†	$ 0	0%

Donald C. Burke††	$ 0	0%

Alice A. Pellegrino††	$ 0	0%

Jeffrey Hiller††	$ 0	0%

Howard Surloff††	$ 0	0%

Denis Molleur††	$ 0	0%

Neal Andrews††	$ 0	0%

*	The Address of the Adviser is 800 Scudders Mill Road, Princeton, New Jersey 08543.
**	The Address of Messrs. Beim, Flynn and Kester and Ms. Robards is P.O. Box 9095, Princeton, New Jersey 08543.
†	The Address of Mr. Doll is 800 Scudders Mill Road, Princeton, New Jersey 08543.
††	The Address of each executive officer is 800 Scudders Mill Road, Princeton, New Jersey 08543.

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        Other than those listed in the tables above, no person controlling the Fund or the Adviser nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Shares of the Fund.

        Other than the issuance of Shares by the Fund in the ordinary course of business, there have been no transactions involving Shares that were effected during the past 60 days by the Fund, the Adviser, any Trustee or any person controlling the Fund or the Adviser.

10.	Certain Federal Income Tax Consequences.

        Shareholders should consult their own tax advisers for a complete description of the tax consequences as a result of a repurchase of Shares by the Fund pursuant to the Offer. However, a tax-exempt Shareholder from whom Shares are repurchased by the Fund will not have unrelated business taxable income with respect to an unleveraged investment in the Fund.

11.	Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

        The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Offer or from the SEC’s internet web site, http://www.sec.gov. A copy may be inspected and copied at, and for a fee may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.

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